Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
July 23, 2013

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2013

•	Second quarter revenues of $1.73 billion drive Adjusted EBITDA of $254 million

•	Diluted Earnings Per Share from Continuing Operations totals $0.39 with Adjusted Diluted Earnings Per Share of $0.33

•	Global coal demand continues to grow; additional supply cutbacks expected in second half of 2013

•	Aggressive cost containment leads to 6% reduction in U.S. and Australian costs

•	2013 capital targets reduced $100 million to $350 to $450 million
ST. LOUIS, July 23 - Peabody Energy (NYSE: BTU) today reported second quarter 2013 revenues of $1.73 billion, resulting in Adjusted EBITDA of $254.3 million compared with $450.1 million in the prior year. Second quarter Adjusted EBITDA includes the impact of $32.5 million in charges relating to a $20.6 million court judgment and a $11.9 million voluntary employee separation program in the United States. Income from Continuing Operations totaled $101.4 million with Diluted Earnings Per Share from Continuing Operations of $0.39 and Adjusted Diluted Earnings Per Share of $0.33.
“The strength of Peabody's global platform and the significant progress of our cost containment actions helped us overcome a number of challenges during the quarter,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Our progress in reducing capital and moving our operations down the cost curve highlights the actions we are taking to succeed in all market conditions. Peabody continues to drive improvements across our platform, which remains very well positioned with competitive assets in the growth regions of the United States and Australia.”

RESULTS FROM PEABODY CONTINUING OPERATIONS
Second quarter revenues declined 13 percent to $1.73 billion on lower realized pricing from Mining Operations as well as lower Trading and Brokerage results. Australian price declines were partly offset by a 5 percent volume increase. Australian sales totaled 8.6 million tons, including 4.1 million tons of metallurgical coal and 2.6 million tons of seaborne thermal coal. U.S. revenues of $970.9 million fell from the prior year on lower realized pricing and a higher percentage of Western U.S. shipments.

Australian Mining Adjusted EBITDA of $112.5 million was impacted by approximately $200 million related to lower pricing. Australian results overcame geologic issues at the North Goonyella and Burton mines, while benefitting from focused spending reductions and a declining Australian dollar that drove a 6 percent improvement in Australian costs per ton. Mines recently converted to owner-operated status and the completed remediation efforts at the PCI mines have lowered operating costs by 20 percent on a combined basis compared to 2012 levels.
U.S. Mining Adjusted EBITDA totaled $261.7 million, in line with the prior year, as a 6 percent decline in average unit costs mitigated lower realized pricing.
Resource Management Adjusted EBITDA totaled $42.4 million following the completion of land and reserve sales located primarily in the Midwest. Trading and Brokerage Adjusted EBITDA was impacted by a court judgment resulting from a 2006 contract dispute, as well as low price volatility and unfavorable mark-to-market movement on economic hedges. These hedges are expected to reverse in the third quarter of 2013 as the underlying physical shipments are delivered.
Income from Continuing Operations totaled $101.4 million compared with $214.5 million in the prior year. Results were affected by lower gross margins and higher depreciation, depletion and amortization expenses that were partially offset by a tax benefit relating to a lower annual earnings outlook. Second quarter results also include a $21.5 million asset impairment relating to a decline in the value of a minority investment in a publicly listed company. Diluted Earnings from Continuing Operations totaled $0.39 per share with Adjusted Diluted Earnings of $0.33 per share.
Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2013	2012	2013	2012

Diluted EPS - Income from Continuing Operations (1)	$0.39	$0.78	$0.33	$1.43
Asset Impairment	0.08	—	0.08	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.14)	(0.05)	(0.13)	(0.02)
Adjusted Diluted EPS (2)	$0.33	$0.73	$0.28	$1.41

(1)	Reflects income from continuing operations, net of income taxes less net (loss) income attributable to noncontrolling interests.

(2)	Represents non-GAAP financial measure defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures tables after this release.
In the second quarter, the company reduced debt by more than $100 million and had an ending cash balance of $517.9 million.

GLOBAL COAL MARKETS AND PEABODY'S POSITION
“Both U.S. and global coal demand continue to grow, and we expect the seaborne market to exceed 1.2 billion tonnes this year as China and India set new import records,” said Boyce. “While seaborne coal supplies remain at elevated levels, the world's largest producers - China and the United States - have reduced production, and we expect additional cutbacks in the second half of the year.”
Within global coal markets:

•	The third quarter metallurgical coal price benchmark for high-quality low-vol hard coking coal settled at $145 per tonne with benchmark low-vol PCI pricing settling at $116 per tonne;

•	The annual thermal price benchmark for Newcastle-quality coal beginning in the third quarter settled at approximately $90 per tonne;

•
China's coal imports rose 13 percent through June, driven by increases in both metallurgical and thermal coal needs. China imports are anticipated to reach record levels of 310 to 330 million tonnes in 2013;

•
India's coal generation increased 9 percent through June, leading to a 42 percent increase in thermal coal imports as domestic production struggles to meet rising demand from new power plants, many of which continue to be built along the coast;

•
Japan brought on new coal-fueled generation in the second quarter, helping to drive a 5 percent increase in coal generation through May. Japanese steel production rose for the fourth straight month as the economy continues to improve;

•
Germany's coal generation is up 9 percent through June and accounted for 52 percent of total power generation, driving an 18 percent increase in thermal coal imports. High international natural gas prices, falling nuclear generation, and reliability and cost challenges of renewable power continue to support coal demand; and

•
Despite China and India driving record seaborne coal demand, industry supplies remain high with elevated output from Indonesia and Australia. Production cutbacks are beginning to occur as China and the United States have reduced production by 4 percent and 5 percent through June, respectively. U.S. exports declined an estimated 30 percent in June, with reductions likely to continue through the back half of the year as legacy contracts expire and higher cost production is uneconomic.

Peabody projects global seaborne thermal demand to rise approximately 50 million tonnes in 2013 as approximately 75 gigawatts of new coal generation are scheduled to come on line. Between 2012 and 2017, annual world coal demand is estimated to grow by approximately 1.2 billion tonnes, driven by 425 gigawatts of new coal generation expected to come on line, along with rising global steel production and increasing coal conversion activities.
Peabody expects to settle the majority of its 2013 Australian metallurgical coal production in line with quarterly or monthly benchmarks, with about 40 percent sold on a shorter-term basis. Peabody is targeting total 2013 Australian sales of 33 to 36 million tons, including 15 to 16 million tons of metallurgical coal and 11 to 12 million tons of export thermal coal.

U.S. COAL MARKETS AND PEABODY'S POSITION
“Despite a slow start to summer, U.S. coal generation is up significantly year to date and natural gas generation has declined sharply,” said Boyce. “Combined with reduced coal production, U.S. coal inventories are expected to improve to their lowest levels in several years with Powder River Basin stockpiles leading the decline.”
Within U.S. coal markets:

•	Peabody projects 2013 U.S. coal consumption for electricity generation will grow by 50 to 70 million tons over prior-year levels as coal has regained significant market share from natural gas;

•
Coal demand increased 11 percent in the first half of the year and accounted for approximately 40 percent of total electricity generation. Natural gas prices have been significantly above prior-year levels, leading to gas-to-coal switching and a 15 percent decline in natural gas generation;

•
Coal shipments have fallen 5 percent through June, leading to an above-average customer stockpile drawdown. Customer inventories of Powder River Basin coal are approximately 25 percent below prior-year levels on a days-burn basis; and

•	Longer term, Peabody expects U.S. coal consumption of Powder River Basin and Illinois Basin coal to continue to increase, led by higher coal plant utilization and basin switching.

Peabody's projected 2013 U.S. production is essentially fully priced, with 2014 sales 70 to 80 percent priced based on comparable 2013 production levels.

OPERATIONAL, CAPITAL AND COST UPDATE
Peabody continues to be focused on cost containment and tight capital discipline. Peabody is reducing 2013 Australian cost targets to the mid-$70 per ton range, with 2013 U.S. costs per ton expected to be 2 to 3 percent lower than last year.

Cost reduction initiatives have been focused on:

•	Savings from multiple owner-operator conversions in Australia as well as significant productivity improvements at PCI operations;

•	Reducing contractors, temporary labor and overtime to streamline operations;

•	Working across the supply chain to reduce costs of materials and supplies; and

•	Capitalizing on lower Australian dollar exchange rates.

Capital spending continues to be tightly managed, and Peabody has reduced 2013 capital targets by $100 million to $350 to $450 million. Projects include owner-operator conversions in Australia, the installation of top coal caving technology at the North Goonyella Mine and modernization of the Metropolitan Mine. The company believes current levels of sustaining capital can be maintained for several years, with project capital levels adjusted as market conditions warrant.

OUTLOOK
Peabody is targeting third quarter 2013 Adjusted EBITDA of $210 million to $270 million and Adjusted Diluted Earnings Per Share of ($0.16) to $0.09. Adjusted EBITDA targets reflect expected seasonal increases in U.S. volumes, carryover geologic issues in Australia and lower coal pricing.
Additional full-year 2013 targets include:

•	Total sales of 230 to 250 million tons, including U.S. sales of 180 to 190 million tons, Australian sales of 33 to 36 million tons, and the remainder from Trading and Brokerage activities;

•	Expected U.S. revenues per ton 5 percent to 10 percent below 2012 levels; and

•	Full-year depreciation, depletion and amortization levels approximately 10 percent higher than 2012 levels.

Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 23, 2013. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in the company's trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices;

impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements with rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in the company's release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. The company has defined below the non-GAAP financial measures that are used and has included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs and amortization of basis difference associated with equity method investments. Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP. Management uses Adjusted EBITDA to measure segment operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted Income (Loss) from Continuing Operations and Adjusted Diluted EPS are defined as income (loss) from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs, net of tax, and the remeasurement of foreign income tax accounts on our income tax provision. The income tax benefits related to asset impairment and mine closure costs are calculated based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company's current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended June 30, 2013 and 2012

(Dollars in Millions, Except Per Share Data)
	Quarter Ended		Six Months Ended
	June	June	June	June
	2013	2012	2013	2012

Tons Sold (In Millions)	60.8	57.2	118.0	118.6

Revenues	$1,725.3	$1,981.1	$3,473.3	$4,001.8
Operating Costs and Expenses	1,437.2	1,466.0	2,826.6	2,887.8
Depreciation, Depletion and Amortization	185.7	155.3	356.4	298.2
Asset Retirement Obligation Expenses	18.3	17.2	37.3	32.2
Selling and Administrative Expenses	64.0	62.7	129.1	133.7
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(43.2)	(3.4)	(45.8)	(7.4)
Asset Impairment	21.5	—	21.5	—
Loss from Equity Affiliates:
Results of Operations	13.0	5.7	29.0	26.1
Amortization of Basis Difference	2.4	0.9	4.0	3.2
Loss from Equity Affiliates	15.4	6.6	33.0	29.3
Operating Profit	26.4	276.7	115.2	628.0
Interest Income	(1.1)	(6.5)	(7.0)	(14.6)
Interest Expense:
Loss on Early Debt Extinguishment	4.5	2.8	5.4	2.8
Interest Expense	106.3	104.1	206.7	206.1
Interest Expense	110.8	106.9	212.1	208.9
(Loss) Income from Continuing Operations Before Income Taxes	(83.3)	176.3	(89.9)	433.7
Income Tax (Benefit) Provision:
(Benefit) Provision	(147.6)	(24.4)	(145.5)	41.1
Remeasurement Benefit Related to Foreign Income Tax Accounts	(37.1)	(13.8)	(35.5)	(4.9)
Income Tax (Benefit) Provision	(184.7)	(38.2)	(181.0)	36.2
Income from Continuing Operations, Net of Income Taxes	101.4	214.5	91.1	397.5
Loss from Discontinued Operations, Net of Income Taxes	(14.3)	(6.7)	(23.4)	(11.4)
Net Income	87.1	207.8	67.7	386.1
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(3.2)	3.1	0.8	8.7
Net Income Attributable to Common Stockholders	$90.3	$204.7	$66.9	$377.4

Adjusted EBITDA	$254.3	$450.1	$534.4	$961.6

Diluted EPS - Income from Continuing Operations (1)(2)	$0.39	$0.78	$0.33	$1.43

Diluted EPS - Net Income Attributable to Common Stockholders (1)	$0.33	$0.75	$0.25	$1.39

Adjusted Diluted EPS (1)	$0.33	$0.73	$0.28	$1.41

(1)
Weighted average diluted shares outstanding were 267.5 and 269.8 million for the three months ended June 30, 2013 and 2012, respectively, and 267.4 and 270.2 million for the six months ended June 30, 2013 and 2012, respectively.

(2)	Reflects income from continuing operations, net of income taxes less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended June 30, 2013 and 2012

	Quarter Ended		Six Months Ended
	June	June	June	June
	2013	2012	2013	2012

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$970.9	$1,015.9	$1,947.7	$2,124.6
Australian Mining Operations	744.8	884.9	1,482.8	1,739.0
Trading and Brokerage Operations	(3.4)	75.6	22.5	128.1
Other	13.0	4.7	20.3	10.1
Total	$1,725.3	$1,981.1	$3,473.3	$4,001.8

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.5	6.8	13.0	13.5
Western U.S. Mining Operations	37.6	37.0	75.2	80.4
Australian Mining Operations	8.6	8.2	16.9	14.8
Trading and Brokerage Operations	8.1	5.2	12.9	9.9
Total (1)	60.8	57.2	118.0	118.6

Revenues per Ton - Mining Operations
Midwestern U.S.	$51.09	$51.27	$51.13	$51.45
Western U.S.	17.04	18.04	17.04	17.79
Total - U.S.	22.03	23.21	22.08	22.63
Australia	86.44	107.45	87.84	117.59

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$34.55	$35.80	$34.33	$35.61
Western U.S.	12.92	13.58	12.84	13.16
Total - U.S.	16.09	17.04	16.02	16.38
Australia	73.39	78.26	75.23	81.34

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$16.54	$15.47	$16.80	$15.84
Western U.S.	4.12	4.46	4.20	4.63
Total - U.S.	5.94	6.17	6.06	6.25
Australia	13.05	29.19	12.61	36.25

	Quarter Ended		Six Months Ended
	June	June	June	June
(Dollars in Millions)	2013	2012	2013	2012

Adjusted EBITDA - U.S. Mining Operations	$261.7	$270.1	$534.5	$586.3
Adjusted EBITDA - Australian Mining Operations	112.5	240.4	212.9	536.0
Adjusted EBITDA - Trading and Brokerage:
Trading and Brokerage Operations	(20.4)	45.4	(4.4)	73.5
Litigation Settlement	(20.6)	—	(20.6)	—
Adjusted EBITDA - Resource Management (3)	42.4	1.8	44.5	2.7
Selling and Administrative Expenses	(64.0)	(62.7)	(129.1)	(133.7)
Other Operating Costs, Net (4)	(57.3)	(44.9)	(103.4)	(103.2)
Adjusted EBITDA	254.3	450.1	534.4	961.6
Depreciation, Depletion and Amortization	(185.7)	(155.3)	(356.4)	(298.2)
Asset Retirement Obligation Expenses	(18.3)	(17.2)	(37.3)	(32.2)
Asset Impairment	(21.5)	—	(21.5)	—
Amortization of Basis Difference Related to Equity Affiliates	(2.4)	(0.9)	(4.0)	(3.2)
Operating Profit	26.4	276.7	115.2	628.0
Operating Cash Flows	59.7	280.0	331.4	675.5
Acquisitions of Property, Plant and Equipment	92.5	195.3	166.5	433.1
Coal Reserve Lease Expenditures	—	89.2	—	89.2

(1)
Metallurgical coal tons sold totaled 4.1 million and 3.6 million for the three months ended June 30, 2013 and 2012, respectively, and 7.7 million and 6.5 million for the six months ended June 30, 2013 and 2012, respectively.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; asset impairment; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, and loss from equity affiliates.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2013 and Dec. 31, 2012

(Dollars in Millions)
	(Unaudited)
	June 30, 2013	Dec. 31, 2012
Cash and Cash Equivalents	$517.9	$558.8
Receivables, Net	732.2	737.8
Inventories	581.6	548.4
Assets from Coal Trading Activities, Net	56.6	52.4
Deferred Income Taxes	39.4	56.4
Other Current Assets	321.5	621.7
Total Current Assets	2,249.2	2,575.5
Net Property, Plant, Equipment and Mine Development	11,492.0	11,801.7
Investments and Other Assets	1,186.7	1,431.8
Total Assets	$14,927.9	$15,809.0

Current Maturities of Debt	$26.0	$47.8
Deferred Income Taxes	2.0	—
Liabilities from Coal Trading Activities, Net	17.0	19.4
Accounts Payable and Accruals	1,625.8	1,606.9
Total Current Liabilities	1,670.8	1,674.1
Long-Term Debt	5,962.0	6,205.1
Deferred Income Taxes	152.5	577.3
Other Long-Term Liabilities	2,591.5	2,413.7
Total Liabilities	10,376.8	10,870.2
Stockholders' Equity	4,551.1	4,938.8
Total Liabilities and Stockholders' Equity	$14,927.9	$15,809.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Six Months Ended June 30, 2013 and 2012

(Dollars in Millions, Except Per Share Data)	Quarter Ended		Six Months Ended
	June	June	June	June
	2013	2012	2013	2012

Adjusted EBITDA	$254.3	$450.1	$534.4	$961.6
Depreciation, Depletion and Amortization	185.7	155.3	356.4	298.2
Asset Retirement Obligation Expenses	18.3	17.2	37.3	32.2
Amortization of Basis Difference Related to Equity Affiliates	2.4	0.9	4.0	3.2
Interest Income	(1.1)	(6.5)	(7.0)	(14.6)
Interest Expense	110.8	106.9	212.1	208.9
Income Tax (Benefit) Provision Before Remeasurement of Foreign Income Tax Accounts	(147.6)	(24.4)	(145.5)	41.1
Adjusted Income from Continuing Operations (1)	85.8	200.7	77.1	392.6
Asset Impairment	21.5	—	21.5	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	(37.1)	(13.8)	(35.5)	(4.9)

Income from Continuing Operations, Net of Income Taxes	$101.4	$214.5	$91.1	$397.5

Net (Loss) Income Attributable to Noncontrolling Interests	$(3.2)	$3.1	$0.8	$8.7

Diluted EPS - Income from Continuing Operations (2)	$0.39	$0.78	$0.33	$1.43
Asset Impairment	0.08	—	0.08	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.14)	(0.05)	(0.13)	(0.02)
Adjusted Diluted EPS	$0.33	$0.73	$0.28	$1.41

Reconciliation of Non-GAAP Financial Measures - Targets for the Quarter Ending September 30, 2013 (Unaudited)

(Dollars in Millions, Except Per Share Data)	Quarter Ending
	September 30, 2013
	Targeted Results
	Low	High

Adjusted EBITDA	$210	$270
Depreciation, Depletion and Amortization	190	195
Asset Retirement Obligation Expenses	22	20
Interest Income	(2)	(4)
Interest Expense	101	99
Income Tax Benefit Before Remeasurement of Foreign Income Tax Accounts	(55)	(65)
Adjusted (Loss) Income from Continuing Operations (1)	(46)	25
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
(Loss) Income from Continuing Operations, Net of Income Taxes	$(46)	$25

Net (Loss) Income Attributable to Noncontrolling Interests	$(2)	$2

Diluted EPS - (Loss) Income from Continuing Operations (2)	$(0.16)	$0.09
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS	$(0.16)	$0.09

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net (loss) income attributable to noncontrolling interests from this amount.
(2)	Reflects income from continuing operations, net of income taxes, less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.